Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIME MERIDIAN HOLDING COMPANY REPORTS

FOURTH QUARTER AND YEAR END 2015 RESULTS

TALLAHASSEE, FL., January 28, 2016 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG) the parent bank holding company for Prime Meridian Bank today announced financial results for the quarter and year ended December 31, 2015. The Company reported net earnings of $501,000, or $0.26 per basic and diluted share, for the quarter ended December 31, 2015, compared to net earnings of $545,000 or $0.30 per basic and diluted share, for the fourth quarter ended December 31, 2014. For the year ended December 31, 2015, the Company reported net earnings of $1.7 million, or $0.88 per basic and $0.87 per diluted share compared to net earnings of $1.0 million, or $0.59 per basic and $0.58 per diluted share, for the year ended December 31, 2014. The Company also announced today that its Board of Directors has declared the Company’s first annual cash dividend of $0.05 per share on its common stock. This dividend is payable on March 8, 2016 to shareholders of record on February 18, 2016.

“Our team’s efforts to consistently provide outstanding service to our clients – and to do so in an efficient manner – has resulted in steady positive growth in key areas of the Bank,” said Sammie D. Dixon, Jr., CEO and President. “The numbers tell the story: The strong growth in both our commercial lending and mortgage business, coupled with strong deposit growth fueled, in part, by our first venture into a new market, Crawfordville, Florida, demonstrate our team is getting it done.”

Also integral to the Company’s success, according to Dixon, is the Bank’s ability to maintain strong asset quality – a function of solid underwriting procedures. “Doing so has positioned us with one of the lowest percentages of nonperforming assets (NPAs) among our regional peers,” he said.

Highlights

•	Net interest income grew 11.0% and 15.0% for the quarter and year ended December 31, 2015, respectively, as compared to the same periods in 2014. The increase in both periods was due to higher average loan balances in 2015.

•	Total assets increased 16.0% during 2015 to $244.0 million.

•	The Company grew its net loan portfolio year over year 23.2%, or $35.2 million, to $187.1 million.

•	Mortgage banking revenue increased 76.7% to $546,000 in 2015 and continues to represent a growing and profitable source of income for the Company.

•	For the year ended December 31, 2015, the Return on Average Assets was 0.74%, the Return on Average Equity was 7.15%, and the net interest margin was 3.87%.

•	During the third quarter of 2015, the Company opened a third full-service office located in Crawfordville, Florida and by December 31, 2015, had collected nearly $15 million in new deposits from this location.

Earnings Summary

For the quarter ended December 31, 2015, the Company reported net interest income of $2.3 million compared to $2.0 million for the same period a year ago. The $226,000, or 11.0%, increase was driven by higher loan balances as the Company reported average loans of $184.2 million for the three months ended December 31, 2015 compared to $150.3 million for the three months ended December 31, 2014. The increase in interest income from loans was partially offset by a $30,000, or 12.2%, decrease in interest income from securities. Also during this period, the Company’s net interest margin declined to 3.80% primarily because new loans were originated at lower yields.

Net interest income was $8.6 million for the year ended December 31, 2015, compared to $7.5 million for the prior year, a 15.0% increase year over year. The increase in net interest income for the year was also driven by higher average loan balances as the Company reported average loans of $170.1 million for the year ended December 31, 2015 compared to $136.3 million for the year ended December 31, 2014. The increase in interest income from loans was partially offset by a $39,000, or 4.2%, decrease in interest income from securities. Interest expense increased 8.5%, to $717,000 for the year ended December 31, 2015 due to higher balances of interest-bearing deposits.

The net interest margin was 3.87% for the year ended December 31, 2015, up from 3.70% for the year ended December 31, 2014, as a 17 basis points increase in the average yield on total interest-earning assets was complemented by a 3 basis points decrease in the average yield on total interest-bearing liabilities. Although yields on new loan originations declined in 2015, higher average loan balances offset this decrease and helped maintain the margin.

For the quarter and year ended December 31, 2015, noninterest income increased $145,000, or 72.9%, and $360,000, or 50.7%, respectively, from the same periods a year ago. The increases were due primarily to increases in mortgage banking revenue and increases in other income from higher merchant card services and credit card fee income.

For the quarter and year ended December 31, 2015, noninterest expense increased $383,000 and $763,000, respectively from the same periods a year ago. In both periods, the increases were due mostly to increases in salaries and employee benefits, occupancy and equipment, advertising and other noninterest expense. For both reporting periods, the increase in salaries and employee benefits relates to additional personnel as the Company seeks to build out an infrastructure that is capable of handling its plans for organic growth and possible acquisitions. Full-time equivalent employees increased from 42 at December 31, 2014 to 56 at December 31, 2015. The increase in occupancy and equipment expenses primarily relates to additional leased space at our Timberlane location and to the opening of a third office in Crawfordville, Florida during the third quarter of 2015.

Balance Sheet

As of December 31, 2015, the Company had grown to $244.0 million in total assets, $217.6 million in deposits, and $187.1 million in portfolio net loans. This compares to $210.4 million in total assets, $184.0 million in deposits, and $151.9 million in portfolio net loans as of December 31, 2014. Growth in assets is primarily due to expansion of our loan portfolio.

Loan growth was strong in 2015 across all sectors. The composition of the Bank’s loan portfolio is as follows:

	As of December 31,
	2015		2014
	Amount	% of Total	Amount	% of Total
Commercial real estate	$57,847	30.6%	$52,661	34.2%
Residential real estate and home equity	69,817	36.9%	51,858	33.7%
Construction	17,493	9.2%	15,876	10.3%
Commercial	40,229	21.3%	30,755	20.0%
Consumer	3,877	2.0%	2,877	1.8%

Total Loans	$189,263	100.00%	$154,027	100.00%

Deferred loan costs (fees), net	286		(60)
Allowance for loan and lease losses	(2,473)		(2,098)

Loans, net	$187,076		$151,869

Total stockholder’s equity was $24.9 million, or 10.2% of total assets at December 31, 2015, compared to $22.9 million, or 10.9% of total assets, at December 31, 2014. Book value per share increased from $11.78 at December 31, 2014 to $12.62 at December 31, 2015, with 1,975,329 common shares outstanding. Equity capital and book value per share increased in 2015 due mostly to retained earnings. As of December 31, 2015, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.48%, a 12.79% Common Equity Tier 1 Risk-Based Capital Ratio, a 12.79% Tier 1 Risk-Based Capital Ratio, and a 14.05% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $144,000 were deemed to be impaired under the Bank’s policy at December 31, 2015, while loans totaling $237,000 were deemed to be impaired under the Bank’s policy at December 31, 2014. At December 31, 2015, we had two non-accruing loans in the aggregate amount of $137,000, compared to two non-accruing loans totaling $171,000 at December 31, 2014. Net charge-offs totaled $58,000 for the year ended December 31, 2015, compared to $383,000 for the year ended December 31, 2014. The higher charge-off amount in 2014 was attributed to one impaired commercial real estate loan that has since been resolved.

The provision for loan losses for the years ended December 31, 2015 and 2014, was $433,000 and $747,000, respectively. Management believes that the allowance for loan and losses (“ALLL”), which was $2.5 million, or 1.31% of gross loans, at December 31, 2015 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state- chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida and South Georgia markets. The Bank currently has three office locations, two in Tallahassee, and a third branch in Crawfordville, Florida. As of December 31, 2015, the consolidated Company had 56 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates, and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014

Interest income:
Loans	$2,233	$1,962	8,359	$7,134
Securities	216	246	883	922
Other	16	3	47	60

Total interest income	2,465	2,211	9,289	8,116

Interest Expense:
Deposits	190	157	697	625
Other borrowings	2	7	20	36

Total interest expense	192	164	717	661

Net interest income	2,273	2,047	8,572	7,455
Provision for loan losses	100	(50)	433	747

Net interest income after provision for loan losses	2,173	2,097	8,139	6,708

Noninterest income:
Service charges and fees on deposit accounts	42	31	152	138
Mortgage banking revenue	139	74	546	309
Income from bank-owned life insurance	12	12	49	51
Gain on sale of securities available for sale	53	43	95	60
Other income	98	39	228	152

Total noninterest income	344	199	1,070	710

Noninterest expense:
Salaries and employee benefits	952	756	3,523	3,210
Occupancy and equipment	268	208	1,016	825
Professional fees	69	69	375	395
Advertising	122	97	425	320
FDIC / State Assessment	31	31	114	125
Software Maintenance	50	52	196	178
Other	343	239	1,012	845

Total noninterest expense	1,835	1,452	6,661	5,898

Earnings before income taxes	682	844	2,548	1,520
Income taxes	181	299	844	514

Net earnings	501	545	1,704	1,006

Basic earnings per share	$0.26	$0.30	$0.88	$0.59

Diluted earnings per share	$0.26	$0.30	$0.87	$0.58

*	Certain noninterest expenses were reclassified from other noninterest expense and occupancy and equipment to advertising and FDIC/State assessment for the year ended December 31, 2014 to conform to 2015 presentation. The reclassification of expenses had no effect on net earnings.

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)

	At December 31,
	2015	2014

Assets
Cash & cash equivalents	8,429	7,555
Securities available for sale	38,063	42,397
Loans, held for sale	2,722	1,871
Loans, net	187,076	151,869
Federal Home Loan Bank stock	189	186
Premises & equipment, net	4,222	3,563
Deferred tax asset	402	362
Accrued interest receivable	692	624
Bank-owned life insurance	1,662	1,613
Other assets	587	318

Total Assets	244,044	210,358

Liabilities and Stockholder’s Equity
Noninterest-bearing demand deposits	50,158	43,148
Savings, NOW and money-market deposits	144,801	122,166
Time deposits	22,614	18,657
Other borrowings	—	2,699
Official checks	744	368
Other liabilities	794	453

Total Liabilities	219,111	187,491

Total Stockholders’ Equity	24,933	22,867

Total Liabilities and Stockholder’s Equity	244,044	210,358

Prime Meridian Holding Company and Subsidiary

Financial Highlights (unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2015	2014	2015	2014

Per Share Data:
Earnings per share - Basic	$0.26	$0.30	0.88	$0.59
Earnings per share - Diluted	$0.26	$0.30	0.87	$0.58
Book value per share	$12.62	$11.78	12.62	$11.78

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.81%	1.06%	0.74%	0.48%
Return on average equity(1)	8.18%	10.33%	7.15%	5.21%
Average yield on earning assets	4.12%	4.49%	4.19%	4.02%
Net interest margin	3.80%	4.15%	3.87%	3.70%
Efficiency ratio(3)	70.12%	64.65%	69.08%	72.24%
Stockholders’ equity to total assets (Bank)	10.22%	9.34%	10.22%	9.34%
Asset Quality Data:
Nonaccrual loans	$137	$171	$137	$171
Total non-performing assets	$137	$171	$137	$171
Non-peforming assets/ total assets	0.06%	0.08%	0.06%	0.08%

Regulatory Capital Ratios:
Tier 1 Leverage Capital Ratio	9.48%	9.52%	9.48%	9.52%
Common Equity Tier I Capital Ratio	12.79%	12.84%	12.79%	12.84%
Tier I Risk Based Capital Ratio	12.79%	12.84%	12.79%	12.84%
Total Capital Ratio	14.05%	14.09%	14.05%	14.09%

[1]	ROAA and ROAE are annualized
[2]	Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	Randy Guemple, Chief Financial Officer
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com